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                                                                   EXHIBIT 10(h)

                             EMPLOYMENT AGREEMENT

     This Agreement is made effective this 19th day of May, 1998 (the "Effective Date") by and between Arnold H. Kaplan ("Executive") and United HealthCare Services, Inc. ("UHS") (when used in this Agreement, UHS includes any affiliated entity of UHS) for the purpose of setting forth certain terms and conditions of Executive's employment by UHS and to protect UHS's knowledge, expertise, customer relationships and the confidential information UHS has developed about its customers, products, operations and services. As of the Effective Date, this Agreement supersedes any prior employment-related agreement or agreements between Executive and UHS or any subsidiary or affiliate of UHS.

1.   EMPLOYMENT AND DUTIES.

     A. EMPLOYMENT. UHS hereby directly or through its subsidiaries employs Executive. Executive accepts such employment on the terms and conditions set forth in this Agreement and, except as specifically superseded by this Agreement, subject to all of UHS's policies and procedures in regard to its employees.

     B. DUTIES. Executive shall perform such duties as are commonly associated with his position as the Chief Financial Officer of United HealthCare Corporation ("UHC") or such other senior executive level responsibilities as are reasonably assigned to Executive by his supervisor from time-to-time. As Chief Financial Officer, Executive will report directly to UHC's Senior Executive Vice President, such executive's successor, or another member of UHC's Office of the Chairman, excluding, however, any Chief Administrative Officer that may from time to time be appointed by UHC and serve as a member of the Office of the Chairman. Executive agrees to devote substantially all of his business time and energy to the performance of his duties in a diligent and proper manner. UHS acknowledges that Executive shall maintain his permanent residence in Emmaus, Pennsylvania.

2.   COMPENSATION.

     A. BASE SALARY. Executive shall initially be paid a base annual salary in the amount of $375,000 payable bi-weekly, less all applicable withholdings and deductions. Executive shall receive a periodic performance review from his supervisor and consideration for an increase of such base salary.

     B. BONUS AND STOCK PLANS. Executive shall be eligible to participate in UHS's incentive compensation plans and its stock option and grant plans, in accordance with the terms and conditions of those plans and applicable laws and regulations. Without limiting the generality of the foregoing, as long as Executive remains employed by UHS:

     1. Executive will be entitled to participate in the UHC Management Incentive Program. Executive's minimum initial participation will be 75% of Executive's base annual salary. For 1998, Executive's payment, before applicable withholding and deductions, shall not be less than $141,000. For 1999, Executive's payment before applicable withholding and deductions shall not be less than the sum of $141,000 and half of the product of the "factor" applied to Executive's functional unit and Executive's then participation factor.

     2. Executive will be entitled to participate in the UHC Long Term Incentive Plan. Executive's participation shall include UHS' start up cycle and first cycle on a time-calculated pro rata basis beginning on the Effective Date.

     3.  Executive will be entitled to participate in the UHC Stock Option
     Plan from and after the Effective Date without any proration or other limitation based on length of tenure. While not contractually binding, UHC has advised Executive that currently executives comparable to Executive annually receive options to purchase

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     approximately 25,000 shares of UHC Common Stock. Pursuant to the UHC
     Stock Option Plan, Executive will receive an initial option grant to purchase 75,000 shares of UHC Common Stock at an exercise price of $32.25, which option grant will vest equally over a four-year period on the anniversary of Executive's employment. Options granted to Executive, including the initial option grant described above, will fully vest upon Executive's retirement or any other termination of this Agreement, other than a termination for Cause as herein defined. Options granted to Executive, once vested, shall remain exercisable for the remaining term of the option, subject to any forfeiture or "clawback" provisions in any option. Any stock options granted to Executive will provide that upon a UHC change of control all options granted to Executive shall be deemed fully vested.

     C. INITIAL BONUS. As an additional incentive payment, UHS agrees to pay Executive a one-time payment of $30,000, less all applicable withholding and deductions provided that Executive commences employment no later than July 1, 1998. This payment will be made approximately one month following the date on which Executive commences active employment hereunder.

    D. MOVING ALLOWANCE. UHS will provide Executive with relocation benefits equal to $75,000 in accordance with UHS policies previously provided to Executive. In addition, for a period of six months following July 1, 1998, UHS will reimburse Executive for reasonable transition expenses that Executive incurs. UHS will reimburse Executive the cost of any federal and state income taxes payable with respect to the payments made under this paragraph.

    E. EMPLOYEE BENEFITS. The Executive shall be eligible to participate in UHS's other employee benefit plans, including without limitation, any life, health, dental, short-term and long-term disability insurance coverages and any retirement plans, in accordance with the terms and conditions of those plans and applicable laws and regulations. Without limiting the generality of the foregoing, Executive will be entitled to receive a monthly benefit payment of $1,200, a one-time payment of $750 for business related expenses, and annual financial planning benefits up to $6,000, all in accordance with the terms and conditions of such plans and programs.

    F. VACATION; ILLNESS. Executive shall be entitled to paid vacation and sick leave each year in accordance with UHS's then-current policies.

3.  TERM AND TERMINATION.

    A. TERM. The term of this Agreement shall begin on the Effective Date and shall continue unless and until terminated as set forth in
    Section 3B.

    B.      TERMINATION OF AGREEMENT AND/OR EMPLOYMENT.

            1. This Agreement may be terminated at any time by the mutual written agreement of the parties.

            2. UHS may terminate Executive's employment or terminate this Agreement by giving written notice of termination which is received by Executive at least 30 days before the effective date of termination of employment or of this Agreement, as the case may be.

            3. Executive may terminate his employment by giving written notice of termination of employment which is received by UHS at least 30 days before the effective date of termination of employment.

            4. This Agreement shall automatically terminate on the effective date of the termination of Executive's employment or on the date of Executive's death, retirement or permanent and total


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          disability which renders Executive incapable of performing
          Executive's duties. UHS has the sole discretion to determine whether Executive is permanently or totally disabled with the meaning of this Section 3B4.

     C. SEVERANCE EVENTS AND COMPENSATION. In the event (i) Executive's employment with UHS is terminated by UHS pursuant to Section 3B2 and without Cause or (ii) a Change in Employment occurs which Executive elects to treat as a termination of Executive's employment under
     Section 3B2 ((i) and (ii) are collectively referred to as the "Severance Events"), then:

          1. For the "Severance Period," as hereinafter defined, Executive shall receive biweekly payments equal to the greater of
          (a)(i) the quotient of $1,000,000 and 36 if the Severence Event occurs within 24 months of the Effective Date or (ii) the quotient of $700,000 and 24 if the Severance Event occurs more than 24 months after the Effective Date but within 36 months of the Effective Date and (b) an amount equal to 1/26 of (i) Executive's annualized base salary at the effective date of termination, plus
          (ii) one-half of the total of any bonus or incentive compensation (but not including any special or one-time bonus or incentive compensation payments) paid or payable to Executive for the two most recent calendar years or other periods generally used by UHS to determine such bonus or incentive compensation, or if Executive has been eligible for such bonus or incentive compensation payments for less than two such periods, the last such payment paid or payable to Executive (the amounts paid pursuant to (a) or (b) are referred to as the "Severance Compensation"). The Severance Compensation shall be reduced by any compensation which Executive receives or reasonably could have received in each biweekly period as a result of employment or work as an independent contractor elsewhere. Executive shall promptly disclose to UHS any such compensation. For purposes of this Agreement, the "Severance
          Period" shall equal: 18 months if a Severance Event occurs within 24 months of the Effective Date; 12 months if a Severance Event occurs more than 24 but within 36 months of the Effective Date;
          and such period of time as is consistent with UHS' then prevailing severance policies for executive officers comparable to the Executive if a Severance Event occurs more than 36 months after the Effective Date. Any payments hereunder will be reduced by all applicable withholdings or deductions required by law or Executive's elections under any employee benefit plans which Executive continues to participate in under Section 3C2. If a Severance Event occurs more than 36 months after the Effective Date in connection with a change of control of UHC Executive shall receive Severance Compensation equal to the greater of $700,000 or such amount as is payable in accordance with UHC's prevailing policies.

          2. As of the effective date of termination of employment, Executive shall cease to be eligible for all benefit plans maintained by UHS, except as required by federal or state continuation of coverage laws. If Executive elects continuation of coverage under one or more benefit plans subject to such continuation requirements, UHS shall, for the Severance Period, pay on behalf of Executive an amount equal to UHS's employer contribution for similarly situated active employees' coverages under such benefit plans. During the Severance Period Executive's share of coverage costs for such benefit plans shall be deducted automatically through after-tax payroll deduction from the Severance Compensation.

          3. During the Severance Period UHS shall pay to an outplacement firm selected by UHS an amount deemed reasonable by UHS for outplacement and job search services for Executive.

          4. Executive shall be paid a portion of the Management Incentive Program payments for the year in which termination of this Agreement occurs and shall also be entitled to a portion of the payments under the Long-Term Incentive Plan. Payments shall be prorated based on the time at which this Agreement terminates and shall be paid promptly following their determination in accordance with the plans.


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     The payments and benefits to Executive under this Section 3C shall be the sole liability of UHS to Executive in the event of a Severance Event and shall replace and be in lieu of any payments or benefits which otherwise might be owed by UHS under any other severance plan or program and such payments and benefits may be conditioned by UHS upon receipt of a release of claims from Executive.

     D.   DEFINITIONS AND PROCEDURE.

          1. For purposes of this Agreement, "Cause" shall mean (a) the refusal of Executive to follow the reasonable directions of UHS's Board of Directors or Executive's supervisor or to perform any duties reasonably required on material matters by UHS, (b) material violations of UHS's Code of Conduct or (c) the commission of any criminal act of fraud or dishonesty by Executive in connection with Executive's employment by UHS. Prior to the termination of Executive's employment under subsection (a) of this Cause definition, UHS shall provide Executive with a 30 day notice specifying the basis for Cause. If the Cause described in the notice is cured to UHS's reasonable satisfaction prior to the end of the 30 day notice period, Executive's employment shall not be terminated on that basis.

          2. For purposes of this Agreement a "Change in Employment" shall be deemed to have occurred (a) if (i) Executive's duties are materially adversely changed without Executive's prior consent or
          (ii) Executive's salary or benefits are reduced other than as a general reduction of salaries and benefits by UHS or (iii) without terminating Executive's employment this Agreement is terminated by UHS pursuant to Section 3B2, and (b) if in each case under subsections (a) (i), (ii), and (iii), in the period beginning 60 days before the time the Change in Employment occurs, Cause does not exist or if Cause does exist UHS has not given Executive written notice that Cause exists. Executive may elect to treat a Change in Employment as a termination of employment by UHS. To do so Executive shall send written notice of such election to UHS within 60 days after the date Executive receives notice from UHS or otherwise is definitively informed of the events constituting the Change in Employment. No Change in Employment shall be deemed to have occurred if Executive fails to send the notice of election within the 60 day period. Executive's failure to treat a particular
          Change in Employment as a termination of employment shall not preclude Executive from treating a subsequent Change in Employment as a termination of employment. The effective date of a Change in Employment termination shall be the date 30 days after UHS receives the written notice of election.

4.  PROPERTY RIGHTS, CONFIDENTIALITY, NON-SOLICIT AND NON-COMPETE PROVISIONS.

    A.    UHS'S PROPERTY.

          1. Executive shall promptly disclose to UHS in writing all inventions, discoveries and works of authorship, whether or not patentable or copyrightable, which are conceived, made, discovered, written or created by Executive alone or jointly with another person, group or entity, whether during the normal hours of employment at UHS or on Executive's own time, during the term of this Agreement. Executive assigns all rights to all such inventions and works of authorship to UHS. Executive shall give UHS any assistance it reasonably requires in order for UHS to perfect, protect, and use its rights to inventions and works of authorship.

          This provision shall not apply to an invention for which no equipment, supplies, facility or trade secret information of UHS was used and which was developed entirely on the Executive's own time and which (1) does not relate to the business of UHS or to UHS's anticipated research or development, or (2) does not result from any work performed by the Executive for UHS.


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          2.     Executive shall not remove any records, documents, or any other tangible items (excluding Executive's personal property) from the premises of UHS in either original or duplicate form, except as is needed in the ordinary course of conducting business for UHS.

          3. Executive shall immediately deliver to UHS, upon termination of employment with UHS, or at any other time upon UHS's request, any property, records, documents, and other tangible items (excluding Executive's personal property) in Executive's possession or control, including data incorporated in word processing, computer and other data storage media, and all copies of such records, documents and information, including all Confidential Information, as defined below.

    B. CONFIDENTIAL INFORMATION. During the course of his employment Executive will develop, become aware of and accumulate expertise, knowledge and information regarding UHS's organization, strategies, business and operations and UHS's past, current or potential customers and suppliers. UHS considers such expertise, knowledge and information to be valuable, confidential and proprietary and it shall be considered Confidential Information for purposes of this Agreement. During this Agreement and at all times thereafter Executive shall not use such Confidential Information or disclose it to other persons or entities except as is necessary for the performance of Executive's duties for UHS or as has been expressly permitted in writing by UHS.

    C. NON-SOLICITATION. During (i) the term of this Agreement, (ii) any period for which Executive is receiving payments under Section 3C of this Agreement, (iii) any period following the termination or expiration of this Agreement during which Executive remains employed by UHS and (iv) for a period of one year after the last day of the latest of any period described in (i), (ii) or (iii), Executive shall not (y) directly or indirectly attempt to hire away any then-current employee of UHS or a subsidiary of UHS or to persuade any such employee to leave employment with UHS, or (z) directly or indirectly solicit, divert, or take away, or attempt to solicit, divert, or take away, the business of any person, partnership, company or corporation with whom UHS (including any subsidiary or affiliated company in which UHS has a more than 20% equity interest) has established or is actively seeking to establish a business or customer relationship.

    D. NON-COMPETITION. During (i) the term of this Agreement, (ii) any period for which Executive is receiving payments under Section 3C of this Agreement, and (iii) any period following the termination or expiration of this Agreement during which Executive remains employed by UHS, Executive shall not, without UHS's prior written consent, engage or participate, either individually or as an employee, consultant or principal, partner, agent, trustee, officer or director of a corporation, partnership or other business entity, in any business in which UHS (including any subsidiary or affiliated company in which UHS has a more than 20% equity interest) is engaged. In the event that Executive elects to terminate Executive's employment pursuant to Section 3B3, UHS may elect to have the provisions of this Section 4D be in effect for up to 18 months following the effective date of such resignation if, during the period up to 18 months specified by UHS, UHS pays Executive biweekly payments equal to 1/26 of the Severance Compensation. UHS must send written notice of such election within 10 days after it receives written notice of the termination of employment. Executive shall use reasonable efforts to find appropriate employment or work as an independent contractor not inconsistent with this Section 4D and a biweekly payment shall be reduced by any compensation which Executive receives or reasonably could have received in that biweekly period as a result of employment or work as an independent contractor elsewhere. Executive shall promptly disclose to UHS any such compensation.

5.  MISCELLANEOUS.

    A. ASSIGNMENT. This Agreement shall be binding upon and shall inure to the benefit of the parties and their successors and assigns, but may not be assigned by either party without the prior written consent of the other party, except that UHS in its sole discretion may assign this Agreement to an entity controlled by UHS at the time of the assignment. If UHS subsequently loses or gives up control of the entity to which this

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    Agreement is assigned, such entity shall become UHS for all purposes under this Agreement, beginning on the date on which UHS loses or gives up control of the entity. Any successor to UHS shall be deemed to be UHS for all purposes of this Agreement.

    B. NOTICES. All notices under this Agreement shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed by registered or certified mail, return receipt requested, postage prepaid, to the party to receive the same at the address set forth below or at such other address as may have been furnished by proper notice.

                   UHS:          300 Opus Center
                                 9900 Bren Road East
                                 Minnetonka, MN 55343
                                 Attn: General Counsel

                   Executive:



    C. ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties with respect to its subject matter and may be amended or modified only by a subsequent written amendment executed by the parties. This Agreement replaces and supersedes any and all prior employment or employment related agreements and understandings, including any letters or memos which may have been construed as agreements, between the Executive and UHS or any of its subsidiaries and affiliated companies.

    D. CHOICE OF LAW. This Agreement shall be construed and interpreted under the applicable laws and decisions of the State of Minnesota

    E. WAIVERS. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise of any right or remedy.

    F. ADEQUACY OF CONSIDERATION. Executive acknowledges and agrees that he/she has received adequate consideration from UHS to enter into this Agreement.

    G. DISPUTE RESOLUTION AND REMEDIES. Any dispute arising between the parties relating to this Agreement and future agreements or to Executive's employment by UHS shall be resolved by binding arbitration pursuant to the Rules of the American Arbitration Association. In no event may the arbitration be initiated more than one year after the date one party first gave written notice of the dispute to the other party. The arbitrators shall not ignore or vary the terms of this Agreement and shall be bound by and apply controlling law, but may not in any case award any punitive or exemplary damages. The parties acknowledge that Executive's failure to comply with the Confidential Information, Non-Solicitation and Non-Competition provisions of this Agreement will cause immediate and irreparable injury to UHS and that therefore the arbitrators, or a court of competent jurisdiction if an arbitration panel cannot be immediately convened, will be empowered to provide injunctive relief, including temporary or preliminary relief, to restrain any such failure to comply.

    H. NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer or be deemed or construed to confer any rights or benefits upon any person other than the parties.

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    THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION THAT MAY BE
    ENFORCED BY THE PARTIES.

    UNITED HEALTHCARE SERVICES, INC.

    By /s/ Stephen J. Hemsley              /s/ Arnold H. Kaplan
       -------------------------------    -------------------------------
       Stephen J. Hemsley                 Arnold H. Kaplan

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